Exhibit 99.1


JACKSONVILLE BANCORP ANNOUNCES APPOINTMENT OF VALERIE KENDALL AS
                     CHIEF FINANCIAL OFFICER

JACKSONVILLE, Fla., May 18, 2004 - JACKSONVILLE BANCORP, INC.
(Nasdaq: JAXB) has named  Valerie  Kendall  as Chief Financial
Officer  to  succeed Cheryl  Whalen, who has resigned effective
May 7, 2004  to  pursue other business opportunities.

Ms. Kendall, a Certified Public Accountant, comes to Jacksonville Bancorp with a banking career that spans more than 17 years beginning in 1986 as the Manager of Financial Planning and Analysis for a $1.7 billion thrift. From 1989 through 1990 she managed the Asset Liability function of Sun Bank (Sun Trust) of Tampa Bay, Florida, where she actively managed margin components and interest rate risk, along with overseeing analysis and planning for one of the most profitable affiliates with the Sun Bank system. In late 1990, she began an eight-year career as an affiliate CFO for Barnett Banks (Bank of America), which ultimately resulted in Ms. Kendall managing the finance function of the largest commercial affiliate within the franchise. In 1998, Ms. Kendall accepted a position as the Financial Manager for the Florida franchise of AmSouth. In this role, she implemented aggressive profitability initiatives and managed all facets of profitability as a consultant to the Florida CEO. Most recently, Ms. Kendall served as Executive Vice President and Chief Financial Officer of PCB Bancorp in Tampa, Florida.

"I'm  extremely pleased to have Ms. Kendall join our  team.   She
brings   to   the  company  exceptional  talent  and   leadership
experience,"  stated Gilbert J. Pomar, III, President  and  Chief
Executive Officer.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business in May 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http:\\www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions, and uncertainties. The risks, uncertainties, and factors affecting actual results, include but are not limited to: our relatively limited operating history;
economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles, and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information can be found regarding risk factors in the Company's filings with the Securities and Exchange Commission.

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